Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.
PRIVATE AND CONFIDENTIAL

June 13, 2022

Rajesh Pankaj
[***]
[***]

Dear Rajesh:

I am pleased to offer you the position of EVP, Chief Technology Officer on behalf of InterDigital Communications, Inc., and InterDigital, Inc. (collectively referred to as “InterDigital”). You will report directly to InterDigital’s CEO, Liren Chen.

Details of this offer are as follows:

1.Start Date: Your start date will be July 5, 2022, tentatively. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of InterDigital’s interest.

2.Location: Your work location will be an InterDigital east coast facility to be mutually agreed upon, however, substantial travel may be required to meet the duties and responsibilities of this position.

3.Base Salary: Your annual base salary will be $490,000, which will be paid in bi-weekly installments, less taxes and other deductions as required by law or elected by you for benefits coverage, 401(k) participation, etc. You have been identified as an exempt employee and you will be paid in accordance with InterDigital’s standard payroll cycle, which occurs every other Friday.

4.Annual Incentive: You will be eligible to participate in InterDigital’s annual bonus plan (currently referred to as the InterDigital Short-Term Incentive Plan (“STIP”)) 1. Your target STIP amount will be 75% of your annual base salary; you will be eligible to receive a target full-year (not pro-rated) for the 2022 plan year, provided that if you are involuntarily terminated without cause, resign for Good Reason, die or become disabled prior to the payment date for the 2022 STIP, you will be eligible for a pro-rated portion of your STIP target, based on the portion of the year you were employed. Payouts under the STIP are determined based upon a combination of individual and company performance and are contingent upon your continued employment through the payout date.

5.Sign-on Cash Bonus: You will receive a sign-on cash bonus in the amount of $700,000, less taxes and other deductions as required by law, to be paid in three (3) installments as follows:
(1/3) upon start date (with first paycheck)
(1/3) upon 6-month anniversary of start date
(1/3) upon 1-year anniversary of start date

You must be employed at time of payment to receive installment, provided, however, that if you are involuntarily terminated without Cause, resign for Good Reason, die or become disabled, then payment of the remaining installment(s) as applicable shall be made upon your termination; if you voluntarily resign prior to completing one (1) year of employment with the company, you agree to reimburse InterDigital for the full amount of the payment that was made during the previous one-year period.
1 InterDigital reserves complete and sole discretion to determine whether any bonuses will be paid and if so, to set any eligibility criteria, the amount of bonuses (if any) and the timing of bonus payments (if any).

InterDigital | 200 Bellevue Parkway, Suite 300 | Wilmington, DE 19809 | USA | T: +1 610.878.7800 | F: +1 302.281.3763

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

6.Long Term Incentive: You will be eligible to participate in InterDigital’s Long Term Compensation Program (“LTCP”), pursuant to the terms and conditions of the 2017 InterDigital Stock Plan, as amended.

For the 2022 LTCP, the targeted value of your award will be $1,200,000, allocated as follows:

$720,000 time-based RSUs, ratable vesting on the 1st, 2nd, and 3rd anniversary of grant date
$480,000 performance based RSUs, vesting, if at all, based on the achievement of the 2022 LTCP goals as approved by the Compensation Committee for other executive officers and your continued employment through the vest date
LTCP Equity awards will be granted on the 15th of the month after your date of hire.

InterDigital equity grants are discretionary and require annual approval from the Compensation Committee. Each annual grant is subject to the terms and conditions of the accompanying Award Agreement and the 2017 InterDigital Equity Incentive Plan, as amended. The number of Restricted Stock Units will be calculated based on the closing price on the date of grant in accordance with the Company’s equity valuation practices. You will remain eligible to participate in the annual LTCP pursuant to the terms and conditions of the plan and as applicable to all similarly situated executives of the company.

7.Sign-on Equity Award: You will be eligible to receive a sign-on equity award with a value of $3,000,000, on the 15th of the month following hire, allocated as follows:
$2,400,000 time-based RSUs, ratable vesting on the 1st, 2nd, and 3rd anniversary of grant date
$600,000 performance-based RSUs, vesting, if at all, based on the achievement of the 2022 LTCP goals as approved by the Compensation Committee and your continued employment through the vest date.
In the event of termination without Cause, for Good Reason, death or disability, within 12 months following a Change of Control, as defined in the company’s 2017 Equity Incentive Plan and defined to specifically include a change in the Chief Executive Officer of InterDigital, Inc., the sign-on time-based RSUs will vest in full and 100% of the then unvested sign-on performance-based RSUs will vest upon termination date, subject to execution of a release of claims in favor of the Company within 60 days following termination.
8.Employee Benefits: As a regular, full-time employee, you will be eligible to participate in the company’s health and welfare benefit programs in effect from time to time as are made available to other similarly situated employees of InterDigital, and in accordance with and subject to the terms and conditions of such plans and programs.

9.Paid Time Off: In addition, you will be eligible to accrue 25 days of paid time off (PTO) per year (exclusive of regular holidays). Accrued but unused PTO will carry over from year-to-year, per Company policy, and will be cashed out in full upon your termination for any reason.

10.Relocation: You will receive relocation assistance through InterDigital’s relocation service provider, Global Mobility Solutions.

InterDigital | 200 Bellevue Parkway, Suite 300 | Wilmington, DE 19809 | USA | T: +1 610.878.7800 | F: +1 302.281.3763

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.
11.Attorney’s Fees: will reimburse attorney’s fees incurred in connection with negotiating, documenting, implementing and the ability to accept an Offer of Employment, up to a maximum of $15,000, which shall be paid no later than thirty (30) days after presentation of an acceptable invoice for such fees and/or charges.

12.Definitions: All capitalized terms included in this offer letter, if not defined herein, have the meaning set forth in the Executive Severance & Change in Control Plan.

Employment at Will: Your employment with InterDigital is “at-will” and may be terminated by you or InterDigital at any time, for any reason or for no reason at all, and with or without prior notice. As a key employee, you will participate in the InterDigital Executive Severance and Change of Control Policy (“Policy”) which provides certain protections if your employment is terminated in certain circumstances or in connection with a Change in Control, as described in the Policy, a copy of which will be provided with an Executive Severance and Change in Control Policy Participation Agreement for your execution upon hire.

Pre-Employment Requirements: This offer of employment is contingent upon the following:

1.Satisfactory completion of a background check, for which you will receive link in a separate email.

2.Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.

3.Your completion of the attached Export Control Questionnaire and, if required, InterDigital’s obtaining an export license, if required by law, prior to your start of employment. US export control laws require InterDigital to obtain an export license prior to providing controlled technologies to certain foreign nationals. As an employee of InterDigital, you may have access to controlled technologies. The attached Export Controls Questionnaire contains questions that will allow us to assess your country of chargeability for export control screening purposes only. If an export license is required prior to your employment at InterDigital, we will let you know immediately. The decision whether or not to file and/or pursue an export license is at InterDigital’s sole discretion.

4.Your execution of our Non-Disclosure and Assignment of Ideas Agreement (“NDAIA”). During your employment with InterDigital, you will have access to confidential and proprietary information, therefore, in order to have access to such information, you are required to sign our NDAIA. A copy of the NDAIA is enclosed for your review.

5.Your acknowledgment of InterDigital’s Code of Ethics. A copy of the Code of Ethics is enclosed for your review.

6.Your ability to provide documentation evidencing that you are fully vaccinated against COVID-19 upon hire unless you have a qualifying medical or religious exemption.  Shortly before your start date, you will receive information from our onboarding team with instructions for how to provide such documentation prior to your start date.   A copy of the InterDigital Vaccination Policy for US Employees is attached.
This offer will be withdrawn if any of the above conditions are not satisfied.

InterDigital | 200 Bellevue Parkway, Suite 300 | Wilmington, DE 19809 | USA | T: +1 610.878.7800 | F: +1 302.281.3763

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.
By accepting this offer, you confirm that you (i) are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employee, and (ii) have not taken any actions which could give rise to any claims by your current or any other employer against InterDigital. You also confirm that you will inform InterDigital about any such restrictions and provide InterDigital with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

InterDigital does not want to benefit from any proprietary or other information, in any form, that you are under a duty not to use or divulge, whether it be from your current employer or any other person or entity. Therefore, you further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to InterDigital without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with InterDigital. Therefore, if you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. We further urge you to contact the appropriate officials at your current employer as soon as possible in order that they can determine the appropriate security measures pertaining to your access to company information (if they so desire) to assure themselves regarding any unauthorized use or disclosure of information.

Execution of this offer letter does not constitute a contract of employment between you and InterDigital. Your employment with InterDigital is on an at-will basis, which means that either you or InterDigital may terminate your employment at any time, for any reason or for no reason at all, and with or without prior notice. Further, there is no guarantee of any compensation, position, benefit or any other term or condition of employment for any specified period of time.

Rajesh, we are excited at the prospect of you joining our organization as a member of what we feel is a company that offers each employee an opportunity for meaningful professional and personal development. To accept this offer of employment, please sign below and return it to me no later than June 16, 2022, at which time it will be deemed withdrawn. I look forward to your acceptance of this offer and believe you will find your employment at InterDigital to be a challenging and rewarding experience

Welcome to InterDigital!

Sincerely,

/s/ Melissa Leneis

Melissa Leneis
Chief Human Resources Officer
InterDigital, Inc.

I have read and understood the provisions of this offer of employment, and I accept the above offer. I understand that my employment with InterDigital is “at will,” meaning that either Interdigital or I may terminate the employment relationship at any time, with or without cause or notice.

Signature: /s/ Rajesh Pankaj                        Date: 6/16/22

InterDigital | 200 Bellevue Parkway, Suite 300 | Wilmington, DE 19809 | USA | T: +1 610.878.7800 | F: +1 302.281.3763